UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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MGP Ingredients, Inc.
(Name of Registrant as Specified In Its Charter)

Karen Seaberg Laidacker M. Seaberg Cloud L. Cray, Jr. Cray Family Management LLC Cray MGP Holdings LP John P. Bridendall M. Jeannine Strandjord
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On July 18, 2013, Cloud L. Cray, Jr. issued an open letter (the “Letter”) to the stockholders of MGP Ingredients, Inc. (the “Company”) in connection with the solicitation of proxies for the Company’s 2013 Annual Meeting of Stockholders, and any adjournments, postponements, continuations or rescheduling thereof (the “2013 Annual Meeting”). A copy of the Letter is filed herewith as Exhibit 1.  Cloud L. Cray, Jr., Karen Seaberg, Laidacker M. Seaberg, Cray Family Management LLC, Cray MGP Holdings LP, John P. Bridendall and M. Jeannine Strandjord are participants (the “Participants”) in the solicitation of proxies, and, in the case of Karen Seaberg and Cloud L. Cray, Jr., both are directors of the Company.

ON JULY 10, 2013, THE PARTICIPANTS FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS FROM THE STOCKHOLDERS OF THE COMPANY FOR USE AT THE 2013 ANNUAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT IS AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. THE PARTICIPANTS’ DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WERE FIRST SENT TO HOLDERS OF THE COMPANY’S COMMON STOCK AND PREFERRED STOCK ON OR ABOUT JULY 12, 2013.

Exhibit 1

CLOUD L. CRAY, JR.
KAREN SEABERG
LAIDACKER M. SEABERG
CRAY FAMILY MANAGEMENT LLC
CRAY MGP HOLDINGS LP
JOHN P. BRIDENDALL
M. JEANNINE STRANDJORD

July 18, 2013

Dear Fellow MGP Stockholders:

With over 50 years of devoted service to MGP Ingredients, Inc. (the “Company”) as a CEO, Chairman of the Board, director and stockholder, I am deeply saddened by the vicious and personalized attacks on my family and our efforts to bring about positive change that are contained in the July 12 letter (“July 12 Letter”) to stockholders from directors John Speirs, Michael Braude, John Byom, Gary Gradinger, Linda Miller and Daryl Schaller (collectively, the “Other Directors”) and in the Supplement, dated July 12, 2013, to the Company’s Proxy Statement (the “Company Supplement”). The July 12 Letter and the Company Supplement are riddled with inaccuracies, omit vital information and generally distort and twist events and facts in an attempt to serve their self-interested agenda. I am obliged to set the record straight so that the Company’s stockholders can make a fully informed voting decision at the 2013 Annual Meeting of Stockholders.

SUMMARY

•      We mounted this Proxy Contest to bring about positive change in leadership to restore profitable growth, increase the stock price, link compensation to performance, restore a positive corporate culture, avoid the loss of key personnel, and improve accountability to stockholders of both classes of stock. We support the current corporate strategy but we need a new CEO and Chairman of the Board to effectively execute it.

•      Stockholders have suffered under the current leadership.  Institutional Shareholder Services (“ISS”) reports that the Company’s total stockholder return, reflecting price appreciation plus reinvestment of dividends (calculated monthly) and the compounding effect of dividends paid on reinvested dividends, is negative for the one-, three- and five-year periods ended December 31, 2012. According to ISS, the Company’s Total Shareholder Return was -31.51% for the most recent year, -22.89% for the three-year period ended December 31, 2012 and -17.69% for the five-year period ended December 31, 2012.

•      The Company has also not kept pace with the operating performance of its competitors. The Company incurred operating losses of $4.102 million in 2011 (which reflects the unaudited, combined results for the six months ended June 30,

2011 and the six-month transition period (on changing the fiscal year end to December 31) ended December 31, 2012) and $944,000 in 2012.  During the same time period, many of MGP Ingredients, Inc.’s publicly-traded competitors increased operating income or maintained high levels of operating income.  Archer-Daniels-Midland Company’s operating income increased from $80,676 to $89,038 million in 2011 and 2012, respectively.  Beam Inc.’s operating income increased from $395.5 million to $575.9 million in 2011 and 2012, respectively.  Penford Corporation increased its operating income from $4.446 million to $10.059 million in 2011 and 2012, respectively. Valero Energy Corporation increased its operating income from $3,680 million to $4,010 million in 2011 and 2012, respectively.  Ingredion Inc. maintained steady operating income levels at $671 million and $668 million in 2011 and 2012, respectively.

•      The CEO and the Other Directors, and not Karen Seaberg, are the ones seeking to obtain control of the Company through litigation filed in the District Court of Johnson County, Kansas which seeks to have the current Cray family members (Karen Seaberg, Tom Cray and me) removed as Voting Trustees of the MGP Ingredients, Inc. Voting Trust (the “Cray Family Voting Trust”) and replaced with two members of current management of the Company and one unspecified member of the Cray family owning of record 10,000 or more shares of Common Stock of the Company.  Gaining control of the 76% of the outstanding shares of Preferred Stock (which has the right to elect a majority of the directors) in the Cray Family Voting Trust would empower management to elect a majority of the directors, which could include themselves or persons beholden to them, and thereby perpetuate themselves in office without any electoral accountability to stockholders.

•      Karen Seaberg is only one of three Voting Trustees of the Cray Family Voting Trust that owns 76% of the outstanding Preferred Stock, which class controls the election of a majority of the directors.  She does not control or dominate me or her cousin, Tom Cray, which are the other two Voting Trustees of the Cray Family Voting Trust, in making our voting or any other decisions.  It is absurd to maintain that Karen can unilaterally control the Board at her whim.

•      The Other Directors have not, and cannot, point to any transaction or other event in which Karen Seaberg or any other member of the Cray family is obtaining, or seeking to obtain, a personal benefit or otherwise has or would have a self-interest.

•      The Preferred Stock, the majority of which is held in the Cray Family Voting Trust, has always been granted the right to elect five of the nine directors of the Company.  The control inherent in that class of stock is nothing new, and no transaction is being pursued by the Cray family to increase its control or otherwise trigger payment of a control premium to holders of Common Stock, contrary to the implication in the July 12 Letter.

•      The attempt to villainize Karen Seaberg as a control monger bent on self-interest is a blatant attempt to divert attention from the legitimate focus of this Proxy Contest and, we believe is being used, in combination with the aforementioned litigation, to delay the 2013 Annual Meeting so that a division or a major part of the Company can be sold without input from new directors, a new CEO or stockholders.

•      The actions of the CEO and the Other Directors appear to be motivated by entrenchment and holding onto their compensation, including any additional compensation they may receive for being a member of, or attending meetings of, the Special Committee that was formed, without notice to or input from the Cray family members on the Board, purportedly to conduct a strategic review process, which we believe is ill-advised and a waste of corporate assets.

•      The governance reforms we are proposing are in the best interests of all stockholders and are widely supported as the best practice for public companies by governance experts, leading proxy advisory firms and institutional investors.  They will make directors more accountable to stockholders, including to the holders of Common Stock who elect four of the nine directors.  Contrary to the suggestion of the Other Directors, there is nothing inappropriate about accountability to stockholders; the stockholders own the Company and it is to be run for their benefit and not the personal benefit of the Other Directors.

Diversion of Attention and True Parties Seeking Control

The July 12 Letter and the Company Supplement are blatant attempts to divert attention from what should be a principled difference of view on whether there should be a new Chief Executive Officer, changes in Board composition and adoption of governance reforms that we believe will improve Company performance, increase the stock price, restore a positive corporate culture, avoid the loss of key personnel and improve accountability to stockholders. Instead, the Other Directors have devolved into making accusations that this Proxy Contest is only about my daughter, Karen Seaberg, exercising Svengali-like influence over me and others so that she can, in turn, control the Company for some unspecified self-interest. Illustrative statements from the July 12 Letter in that regard are that Karen, “through her influence over the Cray Group to use MPG as her personal empire at the expense of common stockholders” and that “she is trying to seize control of MGP for personal gain without fairly compensating common stockholders.”

I love my daughter and admire her courage in standing up for the best interests of the Company and all of its stockholders, despite the ugliness and mean-spiritedness of these very personal attacks.  However, for any of those who know me or about me, you will understand that I am not a person that will be bullied, intimidated or controlled by anyone, including any member of my family. The absurdity of the Other Directors’ overarching accusations is also evident from my personal history of service to the Company, the cherished history of my father as founder of the Company, and the legacy of the Cray family generally in its devotion and commitment to this Company.  Moreover, the concentration of assets in the ownership of stock in the Company by me and other members of my immediate and extended family, and my never having sold a single share of Company stock, demonstrate that the interests of the Cray family are aligned with the interests of all stockholders. Neither I nor any other member of my family would do anything to hurt the Company, but we will fight to protect it and ensure that it has the right leadership to ensure that it grows in value and continues to serve the best interests of stockholders and its other constituents.

The incredulity of their thesis is also apparent from the fact that Karen is only one of three Voting Trustees of the Cray Family Voting Trust, which owns approximately 76% of the outstanding shares of Preferred Stock of the Company. The Preferred Stock possesses the right to elect five of the total of nine directors constituting the Board and a sale of the Company requires approval by the holders of a majority of the outstanding shares of that class.

As a further illustration of just how low the Other Directors, or at least some of them and the CEO, will go to maintain their positions and pursue their self-interested agenda, they caused the Company to file a petition on June 14, 2013 for a declaratory judgment in the District Court of Johnson County, Kansas against me, Karen, her husband, Ladd Seaberg, and my brother, Dick Cray, seeking a determination that Ladd and Dick lacked the mental capacity to serve as Voting Trustees of the Cray Family Voting Trust, and that Karen was not a record owner of 10,000 shares of Common Stock of the Company and therefore was not qualified to serve as a Voting Trustee. Our counsel filed a Motion to Dismiss that action on the ground that, among other things, the Company lacks legal standing to bring such a claim.

My brother has been in hospice care but his mind is still sharp. Ladd Seaberg, my son-in-law, is physically disabled but his mind is also still sharp.  It is telling to note that the Other Directors never challenged the competency of either Dick or Ladd to act as Voting Trustees while the Preferred Stock was voted consistently with the Board’s recommendations, but only after the Cray Family Voting Trust revoked its proxy for the 2013 Annual Meeting and we stated that we would run a competing slate of directors and pursue governance reforms. However, rather than put Dick and Ladd through the ordeal of an adversarial competency hearing, the Cray Family Voting Trust was amended, effective July 3, 2013 (the “Second Amendment”) pursuant to which Ladd resigned and appointed me as his successor and Dick resigned and appointed his son, Tom Cray, as his successor.  Tom is a successful and independently-minded businessman who will make his own judgments, as one of three Voting Trustees, on how the Preferred shares in the Cray Family Voting Trust will be voted.  Karen owned more than 100,000 shares of Common Stock in her revocable trust, of which she was the sole trustee, which the Voting Trustees interpreted to be the same as “record ownership” and thus satisfied her qualification to serve as a Voting Trustee.  Karen, nevertheless, out of an abundance of caution, transferred 10,000 shares of Common Stock from her revocable trust to be registered of record in her name.

Not really being concerned with the competency of the Voting Trustees, the Company filed an Amended Petition to seek to overturn the Second Amendment and prevent Tom and me from serving as Voting Trustees.  The true motivation for seeking to overturn the Second Amendment is revealed in the Amended Petition which seeks to restore the qualification criteria contained in the first amendment to the Cray Family Voting Trust dated November 13, 1980 (the “First Amendment”).  The First Amendment would have required two of the three Voting Trustees to be “major officers” (i.e., CEO, chief operating officer, executive vice president, vice president, secretary, treasurer or equivalent and a shareholder of MGP Ingredients, Inc.).  This requirement was originally put in place by my brother, Dick, my son-in-law, Ladd, and me, because Ladd and I were then officers of the Company and we expected that any successor officers would take the benevolent approach in fulfilling their Voting Trustee duties characterized by our corporate culture at that time.  However, the events leading up to this Proxy Contest have demonstrated to the Cray family members that this will not always be the case and that an officer-shareholder requirement for a majority of the Voting Trustees creates an inherent conflict of interest that could be expected to undermine accountability to stockholders.  Without the Second Amendment, major officers would have controlled the voting of 76% of the outstanding shares of Preferred Stock and thereby been able to elect a majority of the directors until the Cray Family Voting Trust terminated upon the death of the last of the Cray family members living on April 14, 1975 (“Cray Family Members”).  The CEO, and the Other

Directors, desire to obtain the control inherent in the Preferred Stock is so strong that they are persisting in their efforts to undo the Second Amendment, even though it was approved by all of the Voting Trustees, all of the successor Voting Trustees and all Cray Family Members.

The absence of independent oversight and accountability to stockholders arising from placing voting control in the hands of management, who could perpetually elect themselves or others beholden to them as directors, and the conflict between the interests of directors and officers in their own compensation and benefits of office, on the one hand, and the interests of stockholders in profitable growth, lean compensation and overhead and maximization of return to stockholders, on the other hand, demonstrate the vital importance of having an independent check and balance in the hands of the Cray Family Voting Trust, which is exercised free of control by the Board, the CEO or other members of management.

This change brought about by the Second Amendment on who is permitted to serve as a Voting Trustee of the Cray Family Trust does not reflect any lack of appreciation of the importance of obtaining and taking into account input from management, directors, employees, stockholders and the community.  The Second Amendment includes two mechanisms to ensure that this goal is accomplished.  The Second Amendment calls for the appointment of an Advisory Committee composed of knowledgeable persons selected by a majority of the Voting Trustees and including:  (i) two or more current or former members of management or key employees of the Company, and (ii) one or more current or former directors of the Company.  The Advisory Committee is intended to provide advice and information to the Voting Trustees concerning matters relevant to the Company that would be significant in fulfilling the Trustees’ voting and other duties, including, financial and business performance, assets, liabilities and properties, strategic direction, competitive dynamics, risks and uncertainties, corporate culture, employee morale, civic and charitable engagement, succession planning for management and key employees, and prospects.  The Second Amendment also calls for an Outreach Program in which the Voting Trustees affirmatively reach out to significant stockholders, the Board, management, key employees and representatives of each of the communities in which significant facilities are located to obtain input and insight from each of those constituencies regarding the matters that are significant to them, including: (i) producing profitable and sustainable growth in the Company’s business and financial performance, (ii) building long-term stockholder value, (iii) following best practices in corporate governance, executive compensation, legal compliance, ethical conduct and corporate citizenship, and (iv) maintaining a strong and positive corporate culture.

Our counsel will be filing an additional Motion to Dismiss the Amended Petition based on, among other things, the Company’s continued lack of legal standing to bring the claim.

Karen Seaberg is Taking Action to Protect All Stockholders, is Not Receiving or Pursuing Any Personal Gain and by Definition is Not Seeking Control

The July 12 Letter states that Karen “is trying to seize control of MGP for personal gain without fairly compensating common stockholders.”  Neither the July 12 Letter nor the Company Supplement describe any transaction or personal gain that Karen will receive, even if we are successful in this Proxy Contest, for the simple reason that there is none.  Her motivation is solely to protect the best interests of all stockholders and other constituents and restore the Company to profitable growth and increase the stock price, and to take the necessary actions to bring this about.  These actions include searching for and retaining a new CEO, restoring a positive corporate culture, reforming corporate governance and avoiding the loss of key employees.

It is ludicrous to assert that Karen Seaberg is seeking control of the Company and that a control premium should be paid by the Common Stockholders.  Throughout the time that the Company has been publicly traded, the Company’s Articles of Incorporation have granted the holders of Preferred Stock the right to elect five of the total of nine directors, and to approve, among other things, a merger or sale of substantially all the assets of the Company.  By definition, the Preferred Stockholders elect a majority of the Board and maintain certain approval rights over the sale of the Company; there is no premium to be paid for control which the Preferred Stockholders have always possessed. Moreover, there is no additional purchase of stock, going private, sale of shares to a third party, or other transaction of any type that would elicit a control premium to the holders of Common Stock by virtue of any action taken or proposed to be taken by the Preferred Stockholders.

Our Plan and What This Proxy Contest is Really About

We do have a plan and it is simple and straightforward.  We support execution of the Company’s current strategic plan, but we believe a new CEO and a new Chairman of the Board are needed to successfully execute that plan.  We believe other executives of the Company can oversee execution of the strategic plan while an executive search is conducted to retain a new highly qualified and independent CEO.  It is noteworthy that the current CEO wants to take credit for the corporate strategy but fails to acknowledge that the underlying focus of that strategy on value-added ingredients and high quality alcohols began in 1995 under the leadership of Ladd Seaberg.

We also believe a new Chairman of the Board is needed that will exercise his authority even-handedly and embrace governance reform of the type we are proposing to improve accountability to stockholders.

One of the principal reasons we have decided to become proactive is our grave concern over the very real possibility that some of our very best employees will leave if the Company fails to terminate the CEO and Chairman and restore a positive corporate culture.  We have been approached by several key employees with their concerns because they know we care deeply about this Company and have a responsibility, as directors, to address those concerns.  At the top of their list is the culture of fear, intimidation and micromanagement that they believe the current CEO has created in recent years.  They feel that their efforts to provide effective management are constantly undermined and that the working environment is extremely unpleasant and unproductive.  It has gotten to the point where they have told us they will be leaving the Company in the near future unless this intolerable situation is resolved.  These are valuable people who can easily find good positions with our competitors or other good companies and cannot be replaced without major damage to our Company, its stockholders and other constituents.

The Ill-Advised and Unwarranted Strategic Review Process —
What is Really Going On?

Karen and I did not attend the continuation of the May 23 Board meeting following the adjournment of the 2013 Annual Meeting because we understood, based on prior experience and no specific notice to the contrary, that the only matter that would be addressed at the meeting would be the election of officers.  We did not receive the extensive Board resolutions purporting to create the Special Committee before it was created or any other indication that such action would be taken at that reconvened Board meeting.  We were therefore denied the opportunity to discuss and deliberate on that subject, including stating our voting position as holders of Preferred Stock on a sale of the Company and the waste of corporate assets in forming and operating the Special Committee.

A director’s right to information is essentially unfettered in nature; the Company cannot pick and choose which directors will receive which information. The Special Committee includes all six of the other outside directors and invites the CEO to its meetings. It is functioning as a board of directors within the Board and does not provide us with information on its activities.

We also note this is a very unusual Special Committee in that none of the normal triggers for creation of such a committee have taken place. There is no conflict of interest of the type that typically gives rise to the need for independent directors to operate as a special committee. The Cray Group is not seeking the purchase of additional Company shares, the sale of the Company or its assets, a going private, management buyout, or other conflict-of-interest transaction, nor is it seeking to place new Cray family members on the Board or any Cray family member in management of the Company. There is also no internal investigation or threatened derivative action that is usually addressed by a special committee. The Special Committee is instead merely a device to freeze us out of the deliberative process on whether a sale of the Company or major parts of it should occur.

On May 29, the Company issued a press release that it had authorized a review of strategic alternatives, had established a Special Committee of six directors to conduct the review and retained BMO Capital Markets as financial adviser to the Special Committee. Such statements are usually interpreted to mean that the entire Company or major parts of it are being readied for sale. It is a perilous step to undertake because such a public announcement often destabilizes customer and employee relationships, gives competitors marketing and talent raiding opportunities, distorts the stock trading price, and puts the Company in play.

We question the prudence of this step in view of the voting rights of the Preferred Stock on mergers, consolidations, a sale, lease or exchange of substantially all of the assets, dissolution or amendment of the Articles of Incorporation. If the plan is to sell the entire Company, one would expect that a prudent potential buyer would want to know whether its proposal would obtain the support of the Preferred Stockholders who are also the owners of 27.5% of the Common Stock. Attempting to freeze us out of such a sale process appears to be ill-advised as well as a waste of corporate assets and a possible breach of fiduciary duty to incur the expense of a financial adviser and related legal services without any assurance that support of the Preferred Stockholders would be forthcoming. We also understand that the members of the Special Committee will be receiving significant additional fees for serving on the Special Committee which may partially explain their interest in maintaining such a committee.

The July 12 Letter attempts to pacify concern regarding what is really going on with the strategic review process by stating that a wide range of alternatives is being explored, which the Other Directors say does not necessarily mean that the Company will be sold.  If, as they indicate, the strategic review is merely a routine exploration of ways to increase stockholder value, then why did the review begin only after we disclosed our intention to conduct a Proxy Contest?

Because we have informed the Company that we are not interested in selling our shares and will not vote the Preferred Stock in favor of a sale of the Company, in whatever form, in the foreseeable future, we expect that the Other Directors are much more likely to be working on some type of sale of major assets or one of the two divisions of the Company in a manner that would seek to avoid a vote by the Preferred Stockholders.  If the Other Directors’ expectation is that the Ingredients or Distillery Divisions would be sold, that flies in the face of the Board’s recent endorsement of the corporate strategy which includes both of those divisions. We strongly believe that no such sale should take place at this time due in significant part to the pendency of the 2013 Annual Meeting which will have a significant impact on the composition of the Board and whether a new CEO will be retained, and thus provide a fresh perspective on whether such a sale is in the best interests of the Company.  Given the significance of this policy issue to stockholders and its prominence in this Proxy Contest, prevailing with the election of our nominees and approval of our governance reforms would effectively serve as a referendum on not making a sale of major assets or divisions at this time.

Qualifications of Our Nominees

We believe that our Nominees, John Bridendall, Jeannine Strandjord and myself, would provide needed expertise, public company experience, extensive knowledge of the Company’s business, and independence to the Board to build long-term stockholder value.  Our biographies are included in the Proxy Statement mailed to you previously by us and other members of the Cray Group.

Please do not be confused by my nomination by the Company as well as by the Participants in our Proxy Statement. I will be elected by the holders of Preferred Stock and do not need or want the proxies solicited by the Company to obtain my reelection to the Board.

The July 12 Letter attempts to belittle Karen’s business experience. It fails to point out that she has been prepared for her role as a director and Voting Trustee through the mentoring and knowledge of the Company’s business she received from me in imparting my 50 years of experience and from her husband in imparting his almost 10 years of service as CEO as well as prior service in other capacities with the Company. She also has served as a director of the Company since 2009 and is an accomplished businesswoman in her own right.  Karen graduated Suma Cum Laude from Texas Tech University.  She helped create and has been chair of the Amelia Earhart Festival for 17 years, an event which brings 25,000 to 40,000 people to Atchison every July. She was also instrumental in accomplishing a $4.2 million redevelopment of the Atchison Riverfront in 2004. Serving as Chair of the Governor’s Kansas Lewis and Clark Bicentennial Commission from 2002 to 2006, she led a strong and diverse board, raising over $10 million for improvements to the Kansas Lewis and Clark Trail and hosting one of 15 national Bicentennial events in Kansas.  She also served on the board and as president of the national Lewis and Clark Trail Heritage Foundation, building relationships with key partners in many Federal Agencies, Tribal governments and states along the Trail.

As to the qualification of the Company’s Nominees other than myself, you should ask yourself whether you are pleased with the Company’s operating performance and decline in stock price during their tenure. Please note the negative Total Stockholders Returns for the last five, three and one year periods, and the inferior operating performance compared to our competitors, referenced on page 1 of this letter.  If you are not satisfied with this performance, it is time for you to vote for a change in the Board to bring about a new CEO that will deliver the performance that the stockholders deserve.

If we want to avoid the loss of key employees, we need to eliminate the environment of fear, intimidation and micromanagement brought about by the current CEO and restore a positive corporate culture. A proper tone-at-the-top derived from such a positive corporate culture, together with a new CEO and new Board leadership, will energize and empower the other members of management and employees generally to exercise their judgment and initiative to deliver superior stockholder value.

By filing their ill-advised lawsuit against me and my family in Johnson County, Kansas seeking to gain control of the Preferred Stock held in the Cray Family Voting Trust (and thus elect a majority of the directors), and by issuing vicious and misleading statements in the July 12 Letter, the CEO and the Other Directors have shown their commitment to bullying tactics and their inability to set a positive tone-at-the-top.  These actions clearly demonstrate the need for new leadership and the governance reforms the Cray Group is proposing.

Governance Reform Proposals

When the original and all subsequent investors purchased stock in the Company, they were fully aware that the holders of Preferred Stock have the right to elect five of the nine members of the Board and to exclusively vote on a merger, consolidation, dissolution, a sale of substantially all of the asserts of the Company or an amendment of the Articles of Incorporation.  Holders of Common Stock elect the other four members of the Board and are entitled to vote, as a class, upon any amendment to the Articles of Incorporation to increase or decrease the par value or the authorized number of shares of Common Stock or Preferred Stock or change the powers, preferences or special rights of either class of stock if such change would adversely affect the holders of Common Stock.  It has therefore always been clear that the holders of Preferred Stock would have the right to elect the majority of the directors.

The holders of Common Stock have very significant representation on the Board through their right to elect four directors. This right is meaningful because every director has a fiduciary obligation to represent the interests of all stockholders. Neither we nor any other stockholder should expect a director to vote to protect the interests of the holders of the class of stock that elected him or her to the detriment of the holders of the other class.

The most fundamental and important governance right of all is the right of stockholders to elect directors. They possess this right because they are the owners of the Company and directors and management are supposed to operate the Company in the best interests of stockholders and not to promote their own self-interest.  We proposed the governance reforms described in the attached Appendix to ensure that directors would be more accountable to all stockholders and so that any needed changes in the Board and thus in management could be made in a timely manner to prevent further damage to the Company.

The governance reforms described in the attached Appendix that we are proposing are widely supported as the best practice for public companies by governance experts, leading proxy advisory firms and institutional investors.  The only motive we can infer from Other Directors’

desperate resistance to these reforms is that they are stalling to give them time to bring about a sale of all or important parts of the Company or to take some other ill-advised defensive action to entrench themselves in their positions.

Commitment to Atchison

The July 12 Letter states that “several directors and most of MGP’s management team live in Atchison.” In reality the only three directors who reside in Atchison are me, my daughter, Karen, and the CEO.  Although it is true that most mid-management staff live in Atchison, only three of the CEO’s executive team live in Atchison County. We do not believe the CEO has demonstrated in the past five years that he is devoted to Atchison, and believe he and the Other Directors are exploring the sale of the Ingredients Division, the entire Atchison plant, or the Company as a whole.

Even if one accepts the Other Directors claim “they plan to keep MGP headquarters in Atchison,” it is not a very strong commitment in that it is stated as a plan — which they could maintain needs to change in light of new circumstances such as a sale of the Ingredients Division.  It is also only stated as a plan while they remain as directors and they could resign or be replaced in connection with a sale transaction with a third party.

Lastly, my daughter has no intention of attempting “to lead” or “control” the Company.   She is, however, along with the rest of the Cray Group and Cray family, highly committed to all of the Company’s stockholders, the employees, the communities in which our Company has operations, and our loyal customers and other constituents. To that point, the majority of the $27 million investment in infrastructure located in Atchison referenced by the Other Directors was brought to the Board of Directors for approval during my tenure as Chairman of the Board and my son-in-law Ladd Seaberg’s tenure as CEO and was completed before Mr. Newkirk became CEO. We believe our history of 75 years of business in Atchison (the last 26 years of which have been as a public company) is a testament to that commitment. We continue to share our belief in Atchison to this day and ask you to vote ONLY the Gold Proxy Card.

Sincerely,

Cloud Cray, Jr.

3 EASY WAYS TO VOTE

1.     Vote by Telephone.  Call the toll-free number listed on your proxy card or voting instruction form.  Have your control number listed on the form ready and follow the simple instructions.

2.    Vote by Internet.  Go to the website listed on your proxy card or voting instruction form.  Have your control number listed on the form ready and follow the simple instructions.

3.     Vote by Mail.  Mark, sign, date and return your proxy or voting instruction form in the postage-paid return envelope provided.

PLEASE ACT TODAY

YOUR VOTE IS IMPORTANT

All you have to do is vote the GOLD proxy card or voting instruction form that was included with this letter.  It will supersede any original proxy that you submitted.  Do NOT return the white proxy from MGP Ingredients.

STREET NAME SHAREHOLDERS: IF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK NOMINEE OR OTHER INSTITUTION, ONLY THEY CAN VOTE YOUR SHARES AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS.

If you have any questions or require any assistance in executing your GOLD proxy card, please call or e-mail:

D.F. King & Co., Inc.

Toll-free: (800) 859-8509

E-MAIL: MGPI@DFKING.COM

NOTICE TO INVESTORS

ON JULY 10, 2013, THE PARTICIPANTS FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS FROM THE STOCKHOLDERS OF THE COMPANY FOR USE AT THE 2013 ANNUAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT IS AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. THE PARTICIPANTS’ DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WERE FIRST SENT TO COMMON AND PREFERRED STOCKHOLDERS ON OR ABOUT JULY 12, 2013.

APPENDIX

Description of Governance Reform Proposals of the Cray Group

1.             De-Staggering the Board.  We are asking you to vote FOR the Cray Group’s proposal requesting the Board of Directors to approve an amendment to the Company’s Articles of Incorporation to de-stagger the Board.

a.             Purpose & Effect.

The Company’s Articles of Incorporation currently divide the Board into three classes, with each member of a class elected for a three-year term and with one-third of directors standing for election each year. Under Kansas law, the members of a board with staggered terms (i.e., a classified board) can only be removed by a stockholder vote if “cause” is shown, which is legally difficult, expensive, and time consuming.  Directors serving on a non-classified board can be removed at any time by the vote of stockholders with or without cause.

The effect of the amendment we are recommending would be to eliminate the classification of directors and would result in the entire Board being elected each year. The amendment would provide, as permitted by Kansas law, that each director, including directors currently serving, could be removed at any time following the effectiveness of the amendment, with or without cause, by Stockholders holding a majority of the shares entitled to vote in an election for such director.

b.             Rationale.

•      Annual elections would make directors more accountable to the Company’s Stockholders, which could thereby contribute to improving performance and increasing the Company’s value.

•      In recent years, many public companies in the United States have eliminated their staggered board structures in response to best practices in corporate governance and pressure from stockholders to do so. According to data from FactSet Research Systems, the number of S&P 500 companies with staggered boards has declined by more than 60% since 2000, and the average percentage of votes cast in favor of stockholder proposals to de-stagger the boards of S&P 500 companies during 2011 and 2012 exceeded 75%.

•      Institutional Shareholder Services (“ISS”), a leading proxy advisor to institutional stockholders, lists the classified board structure as a problematic takeover defense and a problematic governance issue with regard to director performance evaluation and accountability/oversight. See 2013 U.S. Proxy Voting Summary Guideline.  ISS and Glass Lewis, another leading proxy advisory firm to institutional stockholders, both support proposals by stockholders to repeal classified boards and to elect all directors annually.

•      In addition, ISS supports proposals to restore shareholders’ ability to remove directors with or without cause.  By requiring “cause” to be demonstrated through legal

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process, directors insulate themselves from removal even if they have not been acting in the best interests of shareholders.

•      ISS lists numerous reasons board classification is problematic:

•      A classified board can also be used to entrench management and effectively preclude most takeover bids or proxy contests.

•      When a board is classified, it is difficult to remove individual members for poor performance; shareholders would only have the chance to vote on a given director every third year when he or she comes up for election.

•      The classified board structure can also limit shareholders’ ability to withhold votes from inside directors that sit on a key board committee.

The statement by the Other Directors that “De-staggering the Board so that all directors are elected each year and can be removed without reason, putting the Board at Mrs. Seaberg’s whim each year” is patently inaccurate.  The de-staggering proposal would benefit all stockholders.  The holders of Common Stock elect four of the nine directors and would have the right to elect them annually by a plurality vote of that class and the right to remove one or all of those four directors, at any time and with or without cause, by a majority vote of that class.  The Cray Group only owns 27.5% of the Common Stock and cannot control the election or removal of the four directors elected by the holders of Common Stock without the necessary support of the other Common Stockholders.  My daughter, Karen Seaberg, is only one of three Voting Trustees of the Family Voting Trust which owns Preferred Stock, along with me and my nephew, Tom Cray, and clearly is not in a position to put the Board at her whim.

It is also absurd to maintain, as stated in the Company Supplement, that our governance reform proposals will “allow the Cray Group to take control without paying a control premium to other stockholders.”  The existing Articles of Incorporation already grant the holders of Preferred Stock the vested right to elect five of the nine directors of the Company and the Cray Group is not seeking to buy more shares of either class of stock or to engage in any type of transaction with the Company.  There is simply no change of stockholder voting control or any self-interest of any type involved with any of our proposals that would elicit a control premium.  Rather, the governance reforms proposed by the Cray Group would improve the accountability of directors for the benefit of all stockholders.

2.             Right of Stockholders to Call Special Meetings.  We are asking you to vote FOR the Cray Group’s proposal to amend the Company’s Bylaws to provide a right of “one or more” record holders of shares of Common Stock or Preferred Stock “representing in the aggregate” at least 10% of outstanding shares of Common Stock or Preferred Stock to have the corporate secretary call a special meeting of stockholders, provided that such request is made in accordance with specified procedural and information requirements.

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a.             Purpose & Effect.

Section 2.2 of the Company’s Bylaws currently provides that special meetings of stockholders may be called only by the Board, the Chairman of the Board, or the President of the Company.  Our proposed amendment to Section 2.2 of the Bylaws would permit one or more stockholders who hold of record, in the aggregate, either 10% or more of the Company’s Common Stock or 10% or more of the Company’s Preferred Stock, to call a special meeting of Stockholders by written request filed with the Secretary of the Company, provided that such written request is made in accordance with certain procedural and information requirements set forth in the Bylaws (as amended) designed to prevent duplicative and unnecessary meetings by eliminating proposals that, among other things:

•      are not proper subjects for stockholder action under applicable law;

•      are received during the period beginning 90 days prior to the first anniversary of the prior annual meeting of stockholders and ending on the date of the next annual meeting of stockholders; or

•      are substantially similar to another item that is included in our notice as an item of business to be brought before a stockholder meeting that has been called but not yet held.

The underscored language set forth above make clear that numerous Common Stockholders can come together to satisfy the 10% ownership requirement.  Again, the statement by the Other Directors that the proposal would be “essentially handling this authority to the Cray Group as the only 10% + stockholder” is patently inaccurate.

b.             Rationale.

•      This proposal would enhance accountability to all stockholders and thereby address directly removal of any or all director(s), filling vacancies on the Board, and dealing with other important governance and other matters affecting Stockholder investment.

•      ISS generally supports proposals that provide stockholders with the ability to call special meetings.  ISS specifically prefers a 10% ownership threshold.

•      Without the ability to call special meetings, ISS believes stockholders “may lose the ability to remove directors, initiate a shareholder resolution, or respond to a beneficial offer without having to wait for the next scheduled meeting if they are unable to act at a special meeting of their own calling.”

3.             Stockholder Right to Fill Board Vacancies.  We are asking you to vote FOR the Cray Group’s proposal to amend the Bylaws to require that any vacancies on the Board be filled only by the Stockholders and not by the Board

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a.             Purpose & Effect.

Section 3.8 of the Company’s Bylaws currently provides vacancies on the Board may be filled only by a majority of the directors then in office. Such vacancies could arise from the death, resignation or removal of a director, an increase in the number of directors, a refusal by an elected director to serve, or failure of Stockholders to elect all directors at a meeting held to elect directors.

The amendment of Section 3.8 of the Bylaws provides that any vacancy in a Group A or Group B director position shall be filled solely by the Company’s Common Stockholders within 60 days of the vacancy, in the case of Group A directors, or by the Company’s Preferred Stockholders, in the case of Group B directors.

It is again patently inaccurate for the Other Directors to state that this proposal would give my daughter, Karen Seaberg, “more chances to pack the Board and, in the aggregate, a path to replace any directors disloyal to her.”  She is only one of three Voting Trustees of the Family Voting Trust which owns Preferred Stock, along with me and my nephew, Tom Cray.  Moreover, this proposal benefits Common Stockholders as well as Preferred Stock.  The Cray Group only owns 27.5% of the Common Stock and cannot control the removal of Class A directors or filling of the vacancies in the four board seats elected by the holders of Common Stock without the necessary support of the other Common Stockholders.

b.             Rationale.

•      Removing the exclusive right of the Board to fill vacancies and instead giving that right to stockholders would reduce the possibility of entrenchment on the Board, and would promote accountability to all stockholders.

•      These benefits would be enhanced if the Company adopts amendments to de-stagger the Board and allow special meetings of stockholders to be called to, among other things, remove directors and fill vacancies on the Board.

•      ISS supports proposals that permit stockholders to elect directors to fill board vacancies.

•      ISS’s rationale for allowing shareholders to elect directors to fill board vacancies is related to its view on stockholder ability to remove directors without cause (i.e., it avoids insulating the Board from oversight and accountability even if the Board is performing poorly or not in the best interest of stockholders).

4.             Confidential Voting.  We are asking you to vote FOR the Cray Group’s proposal to amend the Company’s Bylaws to provide for confidential voting at the Annual Meeting and at future Stockholder meetings, which would include having an independent inspector of elections who is not an officer, director or employee of the Company.

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a.             Purpose & Effect.

The Company’s Articles of Incorporation and Bylaws do not presently provide for confidential voting by the Company’s stockholders. As a result, it is possible that stockholders who are employees of the Company or who have commercial or other relationships with the Company, or with officers or directors of the Company, may be reluctant to vote contrary to the recommendations of the Board or may succumb to pressure from one or more members of management or the Board.  We are requesting that, before stockholders consider any other proposals at the Annual Meeting, the Company present and vote on our proposal to provide for confidential voting at the 2013 Annual Meeting.

b.             Rationale.

•      It is a matter of good corporate governance to provide for confidential voting for Stockholders, and all Stockholders should be able to vote without fear of reprisal or retaliation.

•      If the Board does not adopt this proposed amendment in advance of the meeting to assure such confidentiality, the Proposal should be considered before any other item of business at the Annual Meeting. Stockholders voting in person at the Annual Meeting would then have assurance that their votes would be kept confidential and that they could vote without fear of reprisal or retaliation.

•      ISS supports proposals to adopt confidential voting and describes confidential voting, or voting by secret ballot, as one of the key structural issues in the proxy system.  See 2013 SRI U.S. Proxy Voting Guidelines and 2013 U.S. Proxy Voting Summary Guidelines. In the absence of confidential voting, “shareholders can be pressured to vote with management at companies with which they maintain, or would like to establish, a business relationship” or in which they are an employee shareholder.  ISS states that confidential voting “ensures that all votes are based on the merits of proposals and cast in the best interests of fiduciary clients and pension plan beneficiaries.”

•      ISS also states that confidential voting “ensures that voters are not subject to real or perceived coercion.”  2013 Taft-Hartley U.S. Proxy Voting Guidelines

•      The policies of numerous investment companies and funds favor proposals to adopt confidential voting, such as American Century Investments, MFS Investment Management, Vanguard, State of Michigan Retirement Systems, British Columbia Investment Management Corporation, etc.

•      GMI Ratings (formerly Corporate Library) publishes Environmental, Social and Governance ratings to provide an independent assessment of the sustainable investment value of public companies.  One factor that lowers a company’s rating on this scale is the lack of confidential voting.

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As the foregoing demonstrates, the statement by the Other Directors that confidential voting is “both unprecedented and unorthodox” is again patently inaccurate.  Our proposed Bylaw amendment does not contain a complete carve-out for proxy contests because that is when the protection of confidential voting is needed most.  It does, however, contain a carve-out to allow the inspectors of election “to certify the results of the voting, including as necessary to resolve any disputes as to such vote or challenge to the voting of any proxies or ballots” which would be available to address such issues in a proxy contest.

The Company’s Supplement attempts to moot the need for confidential voting on the basis that it has a Shareholder Independence Policy, which purports “to prohibit retaliation against an employee-shareholder based on the manner in which the employee-shareholder exercises any shareholder rights, or because stockholders can have their shares registered in street name by a broker, bank or other nominee and objecting to have their identity disclosed to the Company.  Neither of these rationales have merit.  The Shareholder Independence Policy does not provide adequate assurance of protection because an independent body is not charged with assuring protection against retaliation and there is no specificity on what disciplinary action will be taken if there is retaliation.  In the latter regard, the Shareholder Independence Policy states that “appropriate action will be taken as warranted by the circumstances with respect to employee-shareholder concerns.”  If an employee-shareholder does not trust management or the Board to be impartial, as in this Proxy Contest, how could they reasonably expect that they will protect them from retaliation if they vote in favor of our nominees or our governance reform proposals?  The Shareholder Independence Proposal also does not protect stockholders such as customers or suppliers or those who have other commercial relationships with the Company and may be reluctant to vote against management or the Board.  Many of the employee-shareholders also own a small number of shares and they should not be put to the burden or expense of opening an account with a broker, bank or other nominee to shield their voting decisions from management and the Board.

Our proposed confidential Bylaw gives the information management and the Board needs to conduct a proxy contest since the independent inspector of elections is authorized to provide information to the Company as to which stockholders have not voted and periodic status reports on the aggregate vote.  We also note that the Company is paying up to $150,000 to Innisfree M&A Incorporated, a proxy soliciting firm, and nothing in our confidential voting proposal prevents Innisfree or management or the Board from contacting stockholders to attempt to persuade them to vote for their nominees and against our other proposals.

5.             Repeal of Bylaw Amendments Between Record Date and the Date of the 2013 Annual Meeting.  We are also asking you to vote in favor of a resolution repealing any amendment, repeal or alteration of the Company’s Bylaws after April 3, 2013, the record date for the Annual Meeting, and the date of the 2013 Annual Meeting.

a.             Purpose & Effect.

Pursuant to Article XII of the Company’s Articles of Incorporation, the Board is authorized to make, alter or repeal the Bylaws without Stockholder approval. We believe that the Stockholders should have the opportunity to amend or repeal any amendments unilaterally

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adopted by the Board after April 3, 2013, which is the record date for the Annual Meeting, and before the date on which the 2013 Annual Meeting is reconvened.

b.             Rationale.

•      Adoption of our proposed resolution would counteract any unilateral adoption, alteration or repeal of any Bylaw by the Board that would impede the effectiveness of the proposed election of our Nominees to the Board, negatively impact our ability to solicit or obtain proxies from stockholders or frustrate the will of the stockholders expressed in those proxies.

•      It is customary in proxy contests for the proponents of a rival slate of directors and other governance reforms to seek approval of a resolution like we are proposing in order to maintain a level playing field in the election contest and avoid gamesmanship.

•      On July 11, 2013, we filed a Petition in the District Court of Atchison County, State of Kansas, seeking to require the Company to conduct the 2013 Annual Meeting on or before August 12, 2015, pursuant to our statutory rights under K.S.A. § 17-6501, because, among other things, more than 13 months have elapsed since the last Annual Meeting was held.  If the Company promptly holds the 2013 Annual Meeting, there should be no practical need for the Board to unilaterally adopt any changes to the Bylaws before that time.

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